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TIVO INC.

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Dear TiVo Shareholders,
As we look back at Fiscal 2015 and toward the year ahead, I wanted to share with you the series of questions I have asked myself, in between powering through business news programs on my TiVo, about the media marketplace and environment in which we operate, TiVo’s role in that media ecosystem, and what lies ahead for the company.
What is going on with such a tremendous amount of recent change in the television world?
Many are calling it chaos. Infinite amounts of new and compelling content are coming at the viewer from all directions: traditional linear TV accessed on a recorded basis, video-on-demand, TV Everywhere, streaming services, and web video of all kinds. An enormous amount of high quality on-demand programming available anytime a viewer wants to watch.
At the same time, second screens such as iPads and other mobile devices are becoming first screens for an entire generation; ratings at the traditional cable and broadcast networks have decreased significantly; linear TV services are creating their own streaming video products; Pay TV channels are creating a la carte video streaming outlets; the traditional cable bundle is weakening; and, there is a growing amount of cord cutting and cord shaving. Combined, all of these dynamics are placing significant pressure on the traditional television ecosystem, and offering substantial opportunity to both new and legacy players that are able to innovate and stay ahead of the curve.
How will TiVo play a truly distinctive and unique role in this changing environment?
This is a huge opportunity for TiVo because we thrive on both organizing the chaos and allowing viewers to control the way they receive their video content.
What we’ve created is the model for how consumers will experience television going forward. TiVo is seamlessly bringing together live and recorded television, video-on-demand, TV Everywhere, streaming services, and web video and integrating all of it into a simple, easy-to-use approach that is unrivalled in the market today. Our elegant user interface brings that content to the consumer, across multiple screens, and filters it according to personal needs and interests to make sure that the consumer quickly gets to the content that they most care about.
Our approach to bringing all of this disparate content together, goes as far back as 2007 when Amazon Unbox launched on our platform, the first time traditional linear channels and over-the-top content had been pulled together in the same television experience. Our early innovation was revolutionary and far ahead of what was then the status quo. But it was really just the beginning - the foundation for what TiVo has become to both consumers and Pay TV operators.

Many devices and experiences have come and gone over the years, but we have been there through it all, building and improving on an approach that continues to define a truly unique way to experience television.
What is TiVo’s greatest value proposition for the operator and the consumer?
We have a great way to frame the television experience whether for the Pay TV operator or directly for the consumer.
Our domestic and international Pay TV operator partners have a unique role in all of this rapid change because they provide the broadband pipe. Broadband speeds are what make possible the vastly proliferating viewing experiences coming in from all the new streaming services that are now available. While operators are providing their subscribers access to broadband, they also need a television video offering that keeps their TV business competitive, especially in a world where cord-cutting is becoming an increasing threat. TiVo does that and judging by their improved financial and subscriber metrics, our cable operator partners substantially benefit from the TiVo® branded experience they offer their customers. TiVo’s best-in-class solution combines linear television with recordings, operator on demand content, and all manner of web delivered video under one easy-to-use, elegant interface. This experience is analogous to the Spotify approach to music consumption - deliver endless amounts of content and then allow the user to personalize that experience so that the content is filtered for what is most desirable and relevant for that individual user.
On the other hand, we recognize that we’re in an environment where, either because of cost or people’s views that they only need access to a limited subset of content, there are consumers who no longer want an extensive video package from an operator. These are the consumers who want to build their own video bundles, and may well be satisfied with free over-the-air channels which they can get without paying for, and a limited amount of over-the-top streaming content - like Netflix, Amazon, or Hulu. But even with a reduced amount of content, a consumer still needs an integrated approach to this content - one where they have an elegant way to easily search and discover the programs they want to see, be able to record them, and also be able to stream that content to their mobile devices.
TiVo provides, for the cable consumer, the “get it all” answer of combining cable channels, VOD and streaming services, while also providing the means to easily enjoy a much less expensive approach to TV consisting only of over-the-air broadcast channels and over-the-top streaming content.
Given our unique proposition in a drastically changing market environment, how have we performed?
Our continual innovation is why we have business relationships with so many Pay TV operators, including 20 of the 25 top operators in the United States, and a robust list of international partners, and it’s why we’re seeing improving dynamics with respect to our subscriptions in our TiVo-Owned business.
While change across the television landscape has been accelerating significantly over the past year, the industry began to shift in earnest about three years ago. So let’s take a look at how far we’ve come since then.

•	In Fiscal 2012, we reported service and technology revenue of approximately $190 million. In Fiscal 2015, service and technology revenue grew to over $350 million, an almost 85% increase.

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Adjusted EBITDA, excluding litigation proceeds, was almost negative $80 million in Fiscal 2012. This compares to Adjusted EBITDA of $108 million in Fiscal 2015, an approximately $190 million improvement.(1)

•	Our MSO business has also grown at a significant clip, going from about 1.2 million subscriptions at the end of Fiscal 2012 to about 4.5 million subscriptions at the end of Fiscal 2015.

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As a result, we exited Fiscal 2012 with about 2.3 million total MSO and TiVo-Owned subscriptions, which grew to 5.5 million total subscriptions at the end of Fiscal 2015, an approximate 140% increase, with total subscriptions of about 6 million today.

•	We now serve about 3 times the number of cable operators as we did three years ago.

•	And TiVo-Owned subscriptions declined by 12% in Fiscal 2012, but grew by 2% in fourth quarter of Fiscal Year 2015, an important turnaround.

In the shorter-term, comparing Fiscal 2014 to Fiscal 2015, we delivered a 16% increase in Service and Technology revenue; a 112% increase in Adjusted EBITDA when excluding litigation proceeds; a 30% increase on total TiVo subscriptions; and a 35% increase in MSO service revenue. Additionally, we focused on driving incremental shareholder value through capital returns, repurchasing $346 million or 27 million shares in Fiscal 2015, representing an approximate 20% reduction in our shares outstanding from the prior fiscal year. As of April 30, 2015, we have repurchased $480 million in stock since we began repurchasing our stock just over three years ago.
How is TiVo expanding internationally?
Internationally, our operator partners have footprints that cover about six million homes, with the global Pay TV market expected to grow to more than a billion subscribers by 2020. There remains significant upside from our existing relationships; for example, in April, we extended our deal with Virgin Media, and as part of the new agreement, we are working on the development of next-generation video solutions for Virgin Media. Today the TiVo broadband experience is what over two-thirds of the cable subscribers in the UK receive every time they turn on their TV sets. We also see significant future opportunities from the new relationships we're in the process of developing through our traditional end-to-end TiVo solution, our Digitalsmiths search & discovery product, and from Cubiware, a European company we just recently acquired which offers TiVo a cost-efficient way to reach a broader set of international operators, including those in rapidly growing emerging markets.
Cubiware in particular immediately accelerates our global Pay TV efforts and enables us to more rapidly reach an even larger portion of the international market. This new addition to the company has expanded TiVo's international presence across 40 operators in 25 countries and positions TiVo to offer a broader array of compelling solutions for Pay TV operators across the world.
Additionally, over the past year, our offshore development center in Romania has become an example of how we accelerate growth without inflating costs; we have reduced operating expenses overall (when excluding litigation proceeds) by 10% while decreasing our R&D costs, all while driving forward more innovation. We expect our Romanian facility to play a continued important role in our future cost control efforts.
So how will we continue to grow, and ultimately deliver strong shareholder returns?
Our results to date show that TiVo has built a strong line of products and that we are and continue to be the visionaries behind creating the best television experience possible. Our work is far from complete. We know that our significantly improving financial results, our operational progress and our innovation have yet to convert into the shareholder returns that match that progress. We believe we have the right strategy to solve for that - and our management team’s compensation is structured in a way that is very much aligned with shareholder returns.

Our formula for success going forward is simple: more innovation, more deals, more subscriptions, lower operating expenses, and fewer shares outstanding.

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More innovation: further differentiation of our offering in a rapidly evolving and competitive market including more personalization, more mobile compatibility, and an increasing number of cloud-based solutions.

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More deals: We have a huge opportunity to expand our presence among both domestic and global operators. As I mentioned above, the global opportunity is enormous with expectations that the market will grow to a billion subscribers by 2020.

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More subscriptions: New deals as well as our expanding existing footprint will lead to more subscriptions. In North America, for example, we size our target market, which are operators that will outsource the user experience, at about 15 million homes. We have about 7 million of those homes covered by our existing operator deals today. We estimate that TiVo is in about 10% of those homes, meaning that our existing operator footprint alone gives us a major opportunity for future subscription growth. And when combined with the strong per subscription economics in North America, we see major upside potential.

•	Reduced operating expenses: We have been lowering costs over the last two years and believe we still have further opportunities ahead.

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Fewer shares outstanding: $284 million or approximately 27 million shares (based on the current stock price) remains on the share repurchase authorization and through this program we expect to continue to give investors more exposure to the upside potential of our business.

In closing, as content has become increasingly available through countless sources on multiple screens, streaming services have emerged as a major force, and the operator TV bundle has come under increasing pressure, the TiVo experience has continued to rise to the top - making TiVo a unique example of a company that has been able to anticipate and execute against its viewers’ and partners’ needs, continuing to fulfill our role in providing the truly best-in-class product in a strategic area that is at the very pinnacle of where media meets technology. We’ve had tremendous success over the past three years, and I strongly believe that several years from now we will look back at 2015 knowing that we were setting the foundation for even greater innovation, financial growth, and ultimately stronger shareholder returns.
One last thing, when I ask myself these very same questions when powering through business news programs on my TiVo, I must admit my answers are a lot shorter . . . However, I thought you might find the expanded version helpful.

Thank you for your continued support.
President and CEO
/s/ Thomas S. Rogers
TiVo Inc.

This letter to shareholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), future growth in TiVo’s overall subscription base, future product and technological innovations, future share repurchases, and future growth in revenues, Adjusted EBITDA, profitability and shareholder returns. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Quarterly Report on Form 10-Q for the three months ended April 30, 2015, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.
(1) Reconciliation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding litigation proceeds

	Twelve Months Ended January 31,
	2015	2012
Net Income	$30,832	$102,161
Add back:
Depreciation & amortization	13,907	8,804
Interest Income & expense, other	7,811	2,958
Provision (Benefit) for income tax	22,381	807
EBITDA	74,931	114,730
Stock-based Compensation	33,681	29,287
Impairment of long-term cost method investment	0	3,400
Adjusted EBITDA	108,612	147,417
Litigation proceeds (past damage awards)	0	(230,160)
Adjusted EBITDA excluding litigation proceeds (past damage awards)	$108,612	$ (82,743)